UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

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Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 8, 2013

Dear Stockholder:

I am pleased to invite you to attend the 2013 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 22, 2013 at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2012 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 8, 2013

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2013 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 22, 2013, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect two directors, constituting the entire class of directors to be elected for a three-year term expiring in 2016;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2013 fiscal year; and

4.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 26, 2013. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2013 annual meeting of stockholders to be held on Wednesday, May 22, 2013, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 8, 2013.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2012 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2013 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the class of directors to be elected for a three-year term expiring in 2016 (Proposal 1); approval, by non-binding advisory vote, of our executive compensation (Proposal 2); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year (Proposal 3).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 26, 2013, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 26, 2013, consisted of 11,098,103 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet.

Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 21, 2013, by following the instructions on the proxy card or the notice of internet availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 21, 2013, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendation of the board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominees for director and for approval of the advisory vote on executive compensation and the ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The election of directors and the advisory vote on executive compensation are non-discretionary voting matters and your broker will be unable to vote on these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy material. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the scheduled proposals is as follows:

•

Election of Directors (Proposal 1). The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

•

All Other Matters: Advisory Vote on Executive Compensation (Proposal 2) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 3). The advisory vote on our executive compensation and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved the proposal.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Mr. Jonathan W. Painter and Mr. William A. Rainville for election as directors for the three-year term expiring in 2016. Both nominees are currently members of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Messrs. Painter and Rainville as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our nominees and directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2016

Jonathan W. Painter	Mr. Painter, 54, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville	Mr. Rainville, 71, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee at the beginning of January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, Mr. Rainville held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Directors Whose Term Will Expire in 2014

John M. Albertine	Dr. Albertine, 68, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; and as chairman, appointed by President Ronald Reagan, of a presidential committee on aviation safety from 1987 to 1988. Dr. Albertine is currently a director of Intersections Inc., a global provider of consumer and corporate identity risk management services; a trustee and vice-chairman of the Virginia Retirement System, a public pension fund; and a member of the Governor’s Board of Economic Advisors for the State of Virginia. Within the last five years, Dr. Albertine also served as a director of Intermagnetics General Corp. and Midwest Air Group and as chairman and a director of Integral Systems, Inc. and Semco Energy, Inc. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service on other public company boards and committees, and his education as an economist.

Thomas C. Leonard	Mr. Leonard, 58, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Since February 2013, Mr. Leonard has been the Chief Financial Officer and Chief Accounting Officer of Dynasil Corporation of America, a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets. From July 2008 until March 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting.

Directors Whose Term Will Expire in 2015

Scott P. Brown	Senator Brown, 53, has been a member of our board of directors since February 2013. In March 2013, he joined Nixon Peabody LLP, a Boston, Massachusetts law firm, as counsel. Since February 2013, he also has been a commentator on Fox News on government affairs. Senator Brown served in the U.S. Senate (R-MA) from 2010 to 2013. During his term of office, he served on the following Senate Committees: the Committee on Homeland Security and Governmental Affairs (Ranking Member of the Subcommittee on Federal Financial Management, Government Information and International Security); the Committee on Armed Forces (Ranking Member of the Subcommittee on Airland); the Committee on Small Business and Entrepreneurship; and the Committee on Veterans’ Affairs. Prior to his election to the U.S. Senate, Senator Brown was a Massachusetts state senator from 2004 to 2010. He also served three terms in the Massachusetts House of Representatives representing the 9th Norfolk District (1998-2004). Senator Brown has served as a member of the National Guard for 33 years, currently holding the rank of Colonel in the Judge Advocate General’s Corps (JAG), and currently serving in the Office of the Chief Counsel, National Guard Bureau, as Deputy to the Chief Counsel. Since 1985, Senator Brown has also maintained a private law practice in Wrentham, Massachusetts. We believe Senator Brown’s qualifications to serve on our company’s board of directors include his good judgment and pragmatic approach to solving problems as well as his wealth of experience on local, state, national and international issues.

William P. Tully	Dr. Tully, 72, has been a member of our board of directors since December 2010. Dr. Tully is emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York, and continues to provide part-time instruction, continuing education and graduate student advising contributions. He first joined SUNY-CESF in 1966 as a professor and was provost, vice president from 1985 to 2005. He is also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration. From 2005 until 2008, he was the director of the Division of Engineering at SUNY-CESF, with responsibility for undergraduate, graduate and continuing education programs. From 2000 to 2007, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background and extensive study and knowledge of the paper industry, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper industry.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our board of directors recommended, and our stockholders agreed in 2011, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

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Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•

Equity compensation in the form of annual awards of performance-based restricted stock units and stock options. We use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA) for our performance-based restricted stock units. All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met.

•

All of our named executive officers are employees-at-will and none has an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. For example, in 2009, when our company’s financial performance suffered during the economic recession, we froze the salaries of our executive officers and our corporate performance measures resulted in performance-based cash bonus and performance-based equity award payouts that were significantly below target compensation. In contrast, beginning in 2010 and continuing through 2012, our company’s financial performance has improved significantly from the economic downturn, and our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity awards.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2013 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and audited our consolidated financial statements for our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2013 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of KPMG LLP are expected to be present at the 2013 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2013 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation and nominating and corporate governance committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Mr. Leonard, Senator Brown and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Rainville, who served as our executive chairman and was an employee until January 2011, and Mr. Painter, who serves as our president and chief executive officer, do not qualify as “independent directors” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•

receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•

is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•

is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•

is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Disclosure and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Tully (chairman) and Dr. Albertine.

Attendance at Meetings

In 2012, our board of directors met ten times, the audit committee met nine times, the compensation committee met five times, and the nominating and corporate governance committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2012. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors serving at the time of our 2012 annual meeting of stockholders attended the meeting.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board beginning with the 2010 fiscal year and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chairman was an employee of our company until January 2011 and is not considered “independent” under the NYSE rules, we also schedule regular executive sessions of our “non-employee” and independent directors without management present.

The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit committee. The board of directors and the audit committee regularly discuss with management and our independent auditors, our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks.

In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its audit committee, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors meets regularly with our chief executive officer to discuss strategy and the risks facing our company. Senior management attend the regular quarterly meetings of the board of directors and are available to address questions and concerns raised by the board of directors on risk management-related and other matters.

The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, internal audit and the independent auditors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;

•	business acumen, experience and judgment;

•	knowledge of our company’s business and industry;

•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;

•	potential conflicts of interest; and

•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. However, we do not have a formal policy on diversity. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics on our web site.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, our compensation committee was comprised solely of independent directors, Dr. Albertine, Mr. Leonard and Mr. Francis L. McKone (who retired from our board of directors in February 2013). None of our officers, former officers or employees serve on the committee. During fiscal 2012, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2012 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2013, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wells Fargo & Company (3)	1,636,917	14.7%
Dimensional Fund Advisors LP (4)	1,016,794	9.1%
BlackRock, Inc. (5)	703,132	6.3%
Vanguard Group, Inc. (6)	677,310	6.1%
John M. Albertine	18,750	*
Scott P. Brown	1,250	*
Sandra L. Lambert	47,642	*
Eric T. Langevin	68,333	*
Thomas C. Leonard	38,750	*
Thomas M. O’Brien	77,096	*
Jonathan W. Painter	218,704	1.9%
Jeffrey L. Powell	48,347	*
William A. Rainville	54,400	*
William P. Tully	7,500	*
All directors and current executive officers as a group (10 persons)	594,972	5.2%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units that will vest within 60 days after March 1, 2013: Dr. Albertine (1,250), Senator Brown (1,250), Ms. Lambert (4,373), Mr. Langevin (11,779), Mr. Leonard (1,250), Mr. O’Brien (14,434), Mr. Painter (40,995), Mr. Powell (10,449), Mr. Rainville (1,250), Dr. Tully (1,250) and all directors and executive officers as a group (92,653). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2013 or will vest within 60 days after March 1, 2013: Ms. Lambert (10,990), Mr. Langevin (29,622), Mr. O’Brien (36,283), Mr. Painter (108,181), Mr. Powell (25,933), and executive officers as a group (217,477). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)	The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company filed on its own behalf and as the parent holding company of Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; Wells Fargo Advisors, LLC; Peregrine Capital Management, Inc.; Golden Capital Management, LLC; and Wells Fargo Bank, N.A. Wells Capital Management Incorporated, Peregrine Capital Management, Inc., Golden Capital Management, LLC and Wells Fargo Funds Management, LLC are registered investment advisors; Wells Fargo Bank, N.A. is a bank; and Wells Fargo Advisors, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on February 13, 2013, and is as of December 31, 2012.

(4)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares that are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 11, 2013, and is as of December 31, 2012.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. filed as the parent holding company of BlackRock Japan Co. Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on February 5, 2013, and is as of December 31, 2012.

(6)	The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Group, Inc. is a registered investment advisor, and filed on its own behalf and as the parent company of Vanguard Fiduciary Trust Company, which serves as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., which serves as investment manager of Australian investment offerings. The information about Vanguard Group, Inc. is based on its Schedule 13G filed with the SEC on February 11, 2013, and is as of December 31, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2012 on a timely basis, except that each of our executive officers and outside directors filed one Form 4 late. The Form 4 reporting the annual grant and vesting of equity awards for each of our executive officers (Ms. Lambert, Mr. Langevin, Mr. McKenney, Mr. O’Brien, Mr. Painter and Mr. Powell) was filed five days late. The Form 4 reporting the annual grant of equity awards to each of our outside directors (Dr. Albertine, Mr. Leonard, Mr. Francis L. McKone, Mr. Rainville and Dr. Tully) was filed four days late.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•

Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•

Equity compensation in the form of annual awards of performance-based restricted stock units and stock options. We use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA) for our performance-based restricted stock units. All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met.

•

All of our named executive officers are employees-at-will and none has an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. For example, in 2009, when our company’s financial performance suffered during the economic recession, we froze the salaries of our executive officers and our corporate performance measures resulted in performance-based cash bonus and performance-based equity award payouts that were significantly below target compensation. In contrast, beginning in 2010 and continuing through 2012, our company’s financial performance has improved significantly from the economic downturn, and 2011 and 2012 set financial records in several categories. As a result, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity awards.

2012 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for the named executive officers in February and March of each year, after our company’s financial results for the prior year have been determined. Our company’s financial performance in 2012 was comparable in several respects to 2011, which was one of our best years for financial performance. In particular, our company set new records in 2012 for adjusted diluted earnings per share and adjusted EBITDA, which are used as the financial measures for our performance-based compensation. We reported the following financial highlights from continuing operations in our 2012 earnings release (available on our web site at www.kadant.com):

•	Revenues from continuing operations of $331.8 million in 2012, compared to $335.5 million in 2011;

•	GAAP diluted earnings per share (EPS) of $2.66 for 2012, compared to $2.74 for 2011;

•	Record adjusted diluted EPS of $2.29 for 2012, compared to $2.10 for 2011; and

•	Record adjusted EBITDA of $44.8 million.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers, including adjusted diluted EPS and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses these non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is included in Annex A to this proxy statement.

2012 Say-on-Pay Vote

At our company’s 2012 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (over 95% of the votes cast were in favor), indicating that major changes to our executive compensation program are not necessary at this time. Our compensation committee considered the stockholder vote in making its determination not to substantially change the structure of our compensation program in 2012 and 2013, although modifications in the design of the metrics used to measure performance were made in 2013 to enhance the pay-for-performance aspects of the annual cash incentive program.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. The compensation committee generally relies on Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Towers Watson meets regularly with the compensation committee and attends executive sessions without management as requested by the compensation committee.

Compensation Peer Group. Towers Watson provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review. For the review, market compensation data is extracted from (1) published executive compensation surveys from Towers Watson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies we survey include paper and forest product companies and certain diversified technology companies principally based in New England with whom we could potentially compete for executive talent. While we do not utilize other peer groups for purposes of compensation decision-making, our compensation committee often reviews information based on other peer groups, such as those based on global industry classification standards (GICS), to understand the compensation levels in those organizations. Because the size of the organizations in our compensation peer groups vary, our compensation consultant adjusts the market data from the peer groups based on our revenue level to develop more comparable comparisons of executive compensation. We use substantially the same peer group in our competitive compensation review from year to year, although we make changes in the composition of our peer companies to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies. For these reasons, our 2012 compensation peer group did not include Varian Semiconductor Equipment Associates Inc., which had been a peer group company in 2011. Otherwise, our compensation peer group was the same as in 2011 and was comprised of the following companies:

Albany International Corporation Avid Technology Inc. Charles River Laboratories International Inc. CIRCOR International Inc. Domtar Inc. Dover Corporation International Paper Company	Louisiana-Pacific Corporation MeadWestvaco Corporation Neenah Paper Inc. Packaging Corporation of America Parametric Technology Corporation Plum Creek Timber Company Inc. Potlatch Corporation	Rock-Tenn Company Temple-Inland Inc. Thermo Fisher Scientific Inc. Watts Water Technologies Inc. Wausau Paper Corporation Weyerhaeuser Company Xerium Technologies Inc.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;

•	equity incentive compensation; and

•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. The significant majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program. We determine the compensation of our chief executive officer using the same principles and methodologies used for our other named executive officers, except that his compensation is more heavily weighted toward performance-based pay.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually in the compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries, on average, at the 50th percentile based on our compensation peer group. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, our chief executive officer’s base salary is well below market median and approximates the 25th percentile of our compensation peer group, as his compensation is more heavily weighted toward performance-based incentives. In March 2012, our compensation committee approved increases of 2.6% to 3.5% in base salaries of our named executive officers for the 2012 fiscal year.

Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and determined based on the achievement of pre-determined quantitative performance measures under our cash incentive plan that was adopted and approved by our stockholders in 2007 and re-approved in 2012. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.

Our compensation committee annually determines a reference (i.e. target) bonus for each of our named executive officers based on assessments of the executive’s job responsibilities, length of service and competitive market compensation data, when compared to our compensation peer group. Base salary and reference bonus together (target total cash compensation) are meant to approximate the median of competitive compensation for executives with similar responsibilities and experience, based on assessments of our compensation peer group. Actual target total cash compensation of a particular executive may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, target total cash compensation for our chief executive officer approximates the 25th percentile of our compensation peer group, and his reference bonus constitutes a higher percentage of his base salary (approximately 70%) as his target total cash compensation is weighted more heavily toward performance-based incentives. In March 2012, our compensation committee approved increases in reference bonuses for our named executive officers for the 2012 fiscal year, ranging from 3.1% to 4.1%.

Our annual cash incentive program is designed to measure performance objectively, without the need to annually set or re-set target financial performance levels for the program. We have used two performance metrics historically: (i) growth in adjusted earnings per share as compared to the average adjusted earnings per share for the prior two fiscal years and (ii) adjusted return on average shareholders’ equity (the average of shareholder’s equity at the beginning and end of the fiscal year). Our compensation committee adjusts these measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, discrete tax items, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations.

At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. The linear scales used in 2012 have been in use by our compensation committee for several years. The scale used to measure growth in adjusted earnings per share has been a linear progression measuring growth from zero to a maximum of 30%, with an associated bonus factor from zero to a maximum of four. The scale used to measure adjusted return on average shareholders’ equity has had two slopes: a linear progression measuring adjusted return on average shareholders’ equity from zero to 12%, which yielded a bonus factor from zero to 1.75, and a linear progression from 12% to a maximum of 16%, which yielded a bonus factor from 1.75 to a maximum of 2.

In March 2012, our compensation committee made awards under our cash incentive plan to the named executive officers and established the 2012 fiscal year as the applicable performance period. For 2012, our adjusted earnings per share exceeded the prior two-year average adjusted earnings per share by 29%, and resulted in a bonus factor of 3.88. The adjusted return on average shareholders’ equity was 11.3% for 2012, and resulted in a bonus factor of 1.64. In 2012, these performance measures were weighted one-third on earnings per share growth and two-thirds on return on shareholders’ equity for all of the named executive officers, and resulted in a weighted bonus factor of 2.39. In February 2013, our compensation committee determined to pay cash incentives by applying the weighted objective bonus factor to the reference bonus for each executive, resulting in the non-equity compensation reported in the Summary Compensation Table.

2013 Annual Cash Compensation. Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. In 2012, our compensation committee engaged its compensation consultant to review and evaluate the design of our annual cash incentive program, which culminated in the adoption in 2013 of minor modifications in the formulas used to measure our performance that will apply to the program for 2013 and future years. Our compensation committee determined that the design of the annual incentive program was highly effective in delivering incentives correlated to the financial performance of our company, but required some customization to reflect the cyclicality in our business and the volatility of the current economic environment. The performance metrics measuring growth in adjusted earnings per share and return on stockholder’s equity were retained by our compensation committee as it continues to believe that these provide effective benchmarks of performance. It was our compensation committee’s belief, after significant discussion with its compensation consultant, that the adoption of minor modifications to the formulas used in the performance metrics would result in a more appropriate pay-for-performance design. These modifications consisted of the following:

•

The earnings per share metric would be measured on a linear progression from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned);

•

The return on stockholders’ equity metric would be measured on a linear progression from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned);

•	The two metrics (growth in adjusted earnings per share and return on stockholders’ equity) would be weighted equally; and

•	Each performance metric would be measured on a linear progression from zero to 2.5.

As part of its annual compensation review in March 2013, our compensation committee also reviewed the responsibilities and competitive compensation of the senior executives. As a consequence of this review, our compensation committee promoted Mr. Powell to the position of executive vice president, approved a salary increase of 10.7%, and an increase in his reference bonus of 11.7% to reflect his role and responsibilities, and approved salary and reference bonus increases of approximately 6% for our chief executive officer and our chief operating officer. The other named executive officers received salary increases ranging from 3.1% to 3.3%, and reference bonus increases ranging from 3.3% to 3.6%.

In March 2013, our compensation committee also reviewed the relationship between the executives’ reference bonuses and the total bonus factor. Under the existing program, reference bonuses were somewhat below market but the total bonus factor resulted in payouts above target on average. At our compensation committee’s request, the compensation consultant conducted extensive modeling, and in combination with the changes to the performance metrics noted above, our compensation committee increased individual reference bonuses by 10% in addition to the increases noted above. After giving effect to the compensation changes for 2013, the reference bonus as a percentage of total annual cash compensation increased slightly from 2012 to 2013. For example, for our chief executive officer, the reference bonus as a percentage of total annual target cash compensation (defined as salary plus reference bonus) increased from 41% in 2012 to 44% in 2013. For the other named executive officers, the reference bonus as a percentage of total annual target cash compensation increased from a range between 36% to 38% in 2012 to a range between 38% to 40%, except for Ms. Lambert whose percentage increased from 29% to 31%.

Finally, our compensation committee confirmed in March 2013 the selection of the executives who are eligible to receive incentive opportunities under our cash incentive plan for 2013, including all the named executive officers, and established the 2013 fiscal year as the applicable performance period.

Equity Incentive Compensation

Our compensation committee considers equity-based awards to the named executive officers each year, as an essential part of our executive compensation program. Starting in 2010, our compensation committee, after consultations with our independent compensation consultant who annually evaluates our equity compensation program against market practice, decided to award annually a portfolio of performance-based restricted stock units (RSUs) and stock options to our named executive officers. Our compensation committee targets the total estimated value of the long-term equity awards to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data, and adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentives may be higher or lower than the 50th percentile. For example, target equity incentives for our chief executive officer are slightly above the 50th percentile, as his compensation is weighted more heavily toward equity incentives rather than cash incentives. Our compensation committee believes that a mixed portfolio of all performance-focused equity incentive vehicles allows executives to be compensated for both shorter-term performance with a longer-term retention element, as represented by performance-based RSUs, and for long-term appreciation in our stock performance, as represented by stock options. The performance-based RSUs awarded to our named executive officers have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs, non-cash compensation and other non-recurring items (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for the fiscal year.

The stock options awarded to our named executive officers are granted at fair market value and vest in three annual installments on each of the first, second and third anniversary of the grant date and expire 10 years from the grant date.

Using this methodology, in March 2012, our compensation committee awarded stock options and performance-based RSUs to all of the named executive officers. The estimated value of the March 2012 awards granted to the named executive officers were split 60/40 between performance-based RSUs and stock options. The target adjusted EBITDA established by our compensation committee for the 2012 fiscal year for the performance-based RSUs was $45.6 million. In February 2013, our compensation committee determined that the actual adjusted EBITDA for fiscal 2012 was $49.6 million and represented nearly 109% of the target adjusted EBITDA, resulting in an upward adjustment in the number of performance-based RSUs earned for the 2012 fiscal year equal to 129.2% of the target RSU amount for each executive. The performance-based RSUs and stock options awarded in 2012 to our named executive officers are reported below in the table “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2012.”

In March 2013, our compensation committee continued to use this methodology to award stock options and performance-based RSUs to all of the named executive officers. The estimated value of the March 2013 awards granted to the named executives officers were split 60/40 between performance-based RSUs and stock options. The grant date fair value of the performance-based RSUs and stock option awards were $25.98 and $11.33 per share, respectively.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement Plan), which is described in “Executive Compensation—Pension Benefits in Fiscal 2012.”

In March 2011, our compensation committee determined that the pension benefits of our named executive officers did not align with market practices and adopted an unfunded restoration plan (Restoration Plan) for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable

Internal Revenue Service (IRS) limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vests on December 31, 2013 for participants in the Restoration Plan as of its adoption, although vesting is accelerated upon the participant’s death or disability, or upon a change-in-control of our company, as such terms are defined in the Restoration Plan, provided the participant was then employed by us. The Restoration Plan is an unfunded nonqualified defined benefit plan.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have had change in control arrangements in effect with our named executive officers since our spinoff from Thermo Electron Corporation, now known as Thermo Fisher Scientific Inc. (Thermo), in 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Retention Agreements.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. Our annual cash incentive plan and our performance-based restricted stock units have been designed to meet the requirements of Section 162(m). We are requesting re-approval of our cash incentive plan at this meeting in order to continue to meet the requirements of Section 162(m). From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, we adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance. As of March 2013, all of our executive officers were in compliance with our stock ownership guidelines. Our director stock ownership guidelines are described under “Director Compensation.”

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

William P. Tully

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2012. These executive officers are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jonathan W. Painter	2012	$455,000	$873,880	$450,240	$769,902	$166,097	$37,182	$2,752,301
President and Chief	2011	$440,000	$986,040	$488,467	$777,500	$188,696	$34,914	$2,915,617
Executive Officer	2010	$425,000	$616,395	$517,300	$664,200	$26,584	$34,856	$2,284,335
Thomas M. O’Brien	2012	$323,000	$317,761	$163,707	$473,418	$191,555	$22,144	$1,491,585
Executive Vice	2011	$312,000	$358,535	$177,613	$477,500	$327,788	$21,931	$1,675,367
President and Chief	2010	$297,000	$204,048	$165,536	$402,948	$53,081	$21,995	$1,144,608
Financial Officer
Eric T. Langevin	2012	$300,000	$259,195	$133,535	$401,688	$155,295	$31,943	$1,281,656
Executive Vice President and Chief Operating	2011	$290,000	$292,450	$144,871	$405,000	$210,946	$27,088	$1,370,355
	2010	$277,000	$166,682	$135,222	$343,170	$43,354	$23,366	$988,794
Officer
Jeffrey L. Powell	2012	$271,000	$233,407	$120,255	$363,432	—	$22,568	$1,010,662
Executive Vice President (5)	2011	$262,000	$263,367	$130,453	$365,000	—	$30,000	$1,050,820
	2010	$250,000	$143,344	$116,289	$309,960	—	$29,955	$849,548
Sandra L. Lambert	2012	$240,000	$96,273	$49,612	$239,100	$81,632	$31,756	$738,373
Vice President, General	2011	$234,000	$108,664	$53,816	$242,500	$91,085	$29,895	$759,960
Counsel and Secretary

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2010, 2011 and 2012. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of option awards is computed in accordance with Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended December 29, 2012.

(2)	Represents amounts earned for 2010, 2011 and 2012 under our cash incentive plan. Our 2012 cash incentive plan awards are described above under “Compensation Discussion and Analysis—Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2012.”

(4)

Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer costs of a leased car or car allowance payment for the named executives officers in 2012 were as follows: Mr. Painter—$24,500; Mr. O’Brien—$9,878; Mr. Langevin—$19,750; Mr. Powell—$19,750; and Ms. Lambert—$19,750. In 2012, our employer contribution made under our 401(k) savings plan was

$11,250 for each named executive officer, except for Mr. Powell for whom our employer contribution was $1,965. In 2012, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid on behalf of the named executive officers were as follows: Mr. Painter—$1,431; Mr. O’Brien—$1,016; Mr. Langevin—$943; Mr. Powell—$853; and Ms. Lambert—$756.

(5)	Mr. Powell was promoted to executive vice president from senior vice president on March 7, 2013.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2012.

Grants of Plan-Based Awards in Fiscal 2012
Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Jonathan W. Painter	3/7/12	$769,902	—	—	—	—
	3/7/12	—	39,885	—	—	$873,880
	3/7/12	—	—	38,515	$21.91	$450,240
Thomas M. O’Brien	3/7/12	$473,418	—	—	—	—
	3/7/12	—	14,503	—	—	$317,761
	3/7/12	—	—	14,004	$21.91	$163,707
Eric T. Langevin	3/7/12	$401,688	—	—	—	—
	3/7/12	—	11,830	—	—	$259,195
	3/7/12	—	—	11,423	$21.91	$133,535
Jeffrey L. Powell	3/7/12	$363,432	—	—	—	—
	3/7/12	—	10,653	—	—	$233,407
	3/7/12	—	—	10,287	$21.91	$120,255
Sandra L. Lambert	3/7/12	$239,100	—	—	—	—
	3/7/12	—	4,394	—	—	$96,273
	3/7/12	—	—	4,244	$21.91	$49,612

(1)	Represents the cash amount earned in 2012 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2012 fiscal year as described in “Compensation Discussion and Analysis—Annual Cash Compensation—Cash Incentive Compensation.” In February 2013, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis—Annual Cash Compensation.”

(2)	Represents the number of shares subject to a performance-based RSU award granted in 2012 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2012 performance period that our compensation committee determined were met for the 2012 performance period. See “Compensation Discussion and Analysis—Equity Incentive Compensation.” The RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2013, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon a change in control of our company.

(3)	Represents the grant date fair value of RSUs or stock options awarded to our named executive officers in 2012, which were $21.91 and $11.69 per share, respectively.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Jonathan W. Painter	—	38,515	$21.91	3/7/2022	80,785	$2,121,414
	12,671	25,342	$24.90	3/9/2021
	46,667	23,333	$14.17	3/3/2020
Thomas M. O’Brien	—	14,004	$21.91	3/7/2022	28,902	$758,975
	4,608	9,214	$24.90	3/9/2021
	14,933	7,467	$14.17	3/3/2020
Eric T. Langevin	—	11,423	$21.91	3/7/2022	23,581	$619,237
	3,758	7,516	$24.90	3/9/2021
	12,199	6,099	$14.17	3/3/2020
Jeffrey L. Powell	—	10,287	$21.91	3/7/2022	21,077	$553,491
	3,384	6,768	$24.90	3/9/2021
	10,491	5,245	$14.17	3/3/2020
Sandra L. Lambert	—	4,244	$21.91	3/7/2022	8,756	$229,941
	1,396	2,792	$24.90	3/9/2021
	4,522	2,261	$14.17	3/3/2020

(1)	Each stock option listed vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains employed by our company through the applicable vesting dates. The vesting of the options is accelerated upon a change in control of our company.

(2)	Represents the number of our shares underlying RSU awards that vest at various dates after December 31, 2012, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon a change in control of our company.

(3)	Based upon the closing price of our common stock of $26.26 on December 28, 2012, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2012 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2012.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	0	—	27,698	$631,514
Thomas M. O’Brien	0	—	9,600	$218,880
Eric T. Langevin	0	—	7,836	$178,661
Jeffrey L. Powell	0	—	6,897	$157,252
Sandra L. Lambert	0	—	2,909	$66,325

(1)	Determined by multiplying the number of shares vesting by the market value on the vesting dates.

Pension Benefits in Fiscal 2012

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officers, except Mr. Powell, are participants in in the Retirement Plan and Restoration Plan.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), that is a percentage of average monthly compensation before retirement multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $250,000 in 2012. The eligible employee then receives a percentage of such amount, currently determined as 1.15% of average pay up to an annualized threshold that is currently $113,000, and 1.75% of average pay in excess of the annualized threshold. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. This plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees. Mr. Powell joined our company in 2008 and is not eligible to participate in the Retirement Plan.

Restoration Plan. Our Restoration Plan was adopted in 2012 for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vests on December 31, 2013 for participants in the

Restoration Plan as of its adoption, although vesting is accelerated upon the participant’s death or disability, or upon a change-in-control of our company, as such terms are defined in the Restoration Plan, provided the participant was then employed by us. The Restoration Plan is an unfunded nonqualified defined benefit plan.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2012 for the named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid to any of our named executive officers in fiscal 2012.

Pension Benefits in Fiscal 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	12	$356,303
	Restoration Plan	12	$200,768
Thomas M. O’Brien	Retirement Plan	21	$916,449
	Restoration Plan	21	$247,995
Eric T. Langevin	Retirement Plan	26	$634,634
	Restoration Plan	26	$79,108
Sandra L. Lambert	Retirement Plan	11	$390,057
	Restoration Plan	11	$0

(1)	The accumulated benefit is based on service and compensation, as described above, through December 31, 2012, the plan’s year end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the 2013 IRS Combined Static Mortality Table (for Small Plans) and 3.89% Interest Rate.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

During 2012, we had no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Executive Retention Agreements. We have no employment agreements or severance agreements with our named executive officers that provide benefits upon termination of employment, other than termination upon a change in control. We have had change in control agreements in effect with each of our named executive officers since 2001 that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell’s change in control agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2012 and have not been modified or amended.

A “change in control” is defined in the change in control agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;

•

the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;

•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and

•

a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on December 31, 2012, all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If such an event occurred on December 31, 2012, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	salary through the date of termination;

•	any bonus earned but not yet paid for the most recently completed fiscal year;

•	a pro rata bonus (calculated as above);

•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;

•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;

•

additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement and Restoration Plans; and

•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the change in control agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the change in control agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 29, 2012 and their employment terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 29, 2012

Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$2,465,000	$2,605,515	$686,814	$100,579	$20,000	$1,341,157
Thomas M. O’Brien	$1,601,000	$922,691	$1,442,464	$61,263	$20,000	—
Eric T. Langevin	$1,410,000	$752,886	$751,690	$90,096	$20,000	—
Jeffrey L. Powell	$1,272,000	$670,847	—	$71,239	$20,000	$621,615
Sandra L. Lambert	$965,000	$279,527	$471,953	$96,820	$20,000	—

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on December 29, 2012, and that are valued using $26.26 per share, the closing price of our common stock on December 28, 2012, the last trading day before the end of our fiscal year. Does not include awards granted after December 29, 2012.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan, after adjustment for the additional age and length of service provisions in the officer’s change in control agreement.

(3)	Represents the aggregate amount of the annual additional compensation reported in the Summary Compensation Table under “All Other Compensation,” which would continue to be provided for the period covered by the change in control agreement. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the change in control agreement. We paid the following in premiums in 2012 for each named executive officer: Mr. Painter—$13,108; Mr. O’Brien—$8,487; Mr. Langevin—$13,105; Mr. Powell—$13,052; and Ms. Lambert—$16,654.

DIRECTOR COMPENSATION

Our directors who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000, payable in equal monthly installments.

•	An annual retainer for the non-executive chairman of the board of $50,000, payable in equal monthly installments.

•	An annual retainer for chairmen of the following committees: audit committee—$8,000; compensation committee—$4,000; nominating and corporate governance committee—$2,500.

•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

Each of our non-employee directors also receives an annual award of 5,000 RSUs, deliverable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year. Each of our non-employee directors has also received an award of 10,000 RSUs that vests only if a change in control of our company occurs prior to the last day of the first quarter of 2016. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates for any reason other than a change in control. The vesting of all awards accelerates in the event of a change in control of our company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2012.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation for Fiscal 2012

The following table provides compensation information for our non-employee directors in fiscal 2012. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors. Senator Brown was not a director during fiscal 2012 and accordingly, is not included in the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$54,000	$111,000	$165,000
Thomas C. Leonard	$58,000	$111,000	$169,000
William A. Rainville	$100,000	$111,000	$211,000
William P. Tully	$50,000	$111,000	$161,000

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2012.

(2)	Represents the aggregate grant date fair value for RSU awards granted to our non-employee directors in 2012.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our web site at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 29, 2012, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have received from KPMG LLP the letter and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 29, 2012, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

On August 14, 2012, our audit committee appointed KPMG LLP (KPMG) as our company’s independent registered public accounting firm, and dismissed Ernst & Young LLP (E&Y). The decision to change auditors was the result of a request for proposal process in which the audit committee evaluated the credentials of several firms, including E&Y.

The audit reports of E&Y on our company’s consolidated financial statements as of and for the fiscal years ended January 1, 2011 and December 31, 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended January 1, 2011 and December 31, 2011 and the subsequent interim period through the date of E&Y’s dismissal, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its audit reports on our company’s consolidated financial statements for such years and (b) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). The information in this paragraph was previously disclosed in our current report on Form 8-K dated August 14, 2012 and filed with the SEC on August 17, 2012. We provided a copy of these disclosures prior to our filing and E&Y supplied a letter, attached as an exhibit to the filing, which confirmed their agreement with these disclosures.

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for 2012 (since August 14, 2012) and by E&Y for 2012 and for 2011. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2012 KPMG	Fiscal 2012 E&Y	Fiscal 2011 E&Y
Audit Fees (1)	$962,200	$212,000	$1,500,100
Audit-Related Fees (2)	$0	$66,200	$0
Tax Fees (3)	$0	$14,300	$140,400
All Other Fees	$0	$0	$0

Total Fees	$962,200	$292,500	$1,640,550

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by E&Y in 2012 represented fees related to the transition from E&Y to KPMG and the review of a SEC comment letter, and in 2011 represented fees for services associated with financial due diligence for an acquisition.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $14,300 of the total tax fees paid in 2012 and $71,300 of the total tax fees paid for 2011. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, due diligence, and international tax planning. Tax advice and tax planning services accounted for $69,100 of the total tax fees paid for 2011.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2013 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2014 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 9, 2013. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2014 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 21, 2014 and before March 23, 2014. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 8, 2013

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation	Twelve Months Ended Dec. 29, 2012		Twelve Months Ended Dec. 31, 2011
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$31.6	$2.73	$33.6	$2.74
Income from discontinued operation	(0.7)	(0.07)	—	—

Income and Diluted EPS from Continuing Operations, as reported	30.9	2.66	33.6	2.74
Adjustments for the following:
Restructuring costs and other expense (income), net (a)	0.3	(0.03)	(1.7)	(0.13)
Benefit from discrete tax items (b)	(4.6)	(0.40)	(6.2)	(0.51)

Adjusted Net Income and Adjusted Diluted EPS (c)	$26.6	$2.29	$25.7	$2.10

(a)	Reflects other expense of $0.3 million in the twelve-month period ended December 29, 2012 associated with accelerated depreciation related to a facility consolidation and other income, net of $1.7 million in the twelve-month period ended December 29, 2011. Other income, net, includes gains on the sale of assets of $2.0 million and restructuring costs of $0.3 million in the twelve-month period ended December 31, 2011.

(b)	Reflects a benefit from discrete tax items of $4.6 million and $6.2 million in the twelve-month periods ended December 29, 2012 and December 31, 2011, respectively. The benefit from discrete tax items in the 2012 period was primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. based on a consideration of expected profitability and foreign source income in future periods. The benefit from discrete tax items in the 2011 period was primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. and China based on a consideration of expected profitability in future periods.

(c)	Adjusted diluted EPS was calculated using the reported weighted average diluted shares for each period.

A-1

Adjusted Operating Income and Adjusted EBITDA Reconciliation	Twelve Months Ended
	Dec. 29, 2012	Dec. 31, 2011
Consolidated
Net Income Attributable to Kadant	$31,623	$33,575
Net Income Attributable to Noncontrolling Interest	198	274
Loss (Income) from Discontinued Operation, Net of Tax	(743)	9
Income Tax (Benefit) Provision	4,852	4,285
Interest Expense, net	514	567

Operating Income	36,444	38,710
Restructuring costs and other income, net (a)	—	(1,874)

Adjusted Operating Income (b)	36,444	36,836
Depreciation and Amortization	8,384	7,936

Adjusted EBITDA (b)	$44,828	$44,772

Papermaking Systems
Operating Income	$48,618	$50,869
Restructuring costs and other income, net	—	(1,874)

Adjusted Operating Income (b)	48,618	48,995
Depreciation and Amortization	7,903	7,455

Adjusted EBITDA (b)	$56,521	$56,450

Corporate and Fiber-based Products
Operating Loss	$(12,174)	$(12,159)
Depreciation and Amortization	481	481

EBITDA (b)	$(11,693)	$(11,678)

(a)	Represents a gain from the sale of assets of $2,282, offset by restructuring costs of $408 in the twelve-month period ended December 31, 2011.

(b)	Represents a non-GAAP financial measure.

Adjusted net income, adjusted diluted earnings per share (EPS), adjusted operating income and adjusted EBITDA are non-GAAP financial measures. These non-GAAP financial measures exclude items that are not indicative of our normal operating results and are not comparable to other periods, which may have differing levels restructuring costs, other income, or discrete tax items or none at all. We provide these non-GAAP measures to give investors additional insight into our annual operating performance, especially when compared to periods in which such items had greater or lesser effect or no effect. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with generally accepted accounting principles (GAAP). In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors’ requests and gives them an additional measure of our performance.

A-2

FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Thomas M. O’Brien and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 22, 2013 at 2:30 p.m. at the corporate offices of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 26, 2013, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 22, 2013

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or

1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST on the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, proxy card and 2012 Annual Report are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=11818

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND

FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2016.

Nominees:	☐ Jonathan W. Painter
☐ William A. Rainville

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐.

2.	To approve, by non-binding advisory vote, our executive compensation.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

3.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2013.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

4.	In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted FOR all of the nominees listed and FOR Proposals 2 and 3, if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.